Exhibit 16.1

January 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AnPac Bio-Medical Science Co., Ltd. under Item 16.1 of its Form 6-K dated January 18, 2023. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of AnPac Bio-Medical Science Co., Ltd. contained therein.

Very truly yours,

/s/ Friedman LLP

New York